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                                                                  Exhibit 99.3

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                            AGREEMENT AND PLAN OF MERGER

                                    by and among

                          e.VOLVE TECHNOLOGY GROUP, INC.,

                        EQUALNET COMMUNICATIONS CORPORATION

                                        and

                          EQUALNET ACQUISITION CORPORATION




                              Dated as of May 24, 1999


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

                         AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of May 24, 1999, by and among e.Volve Technology Group, Inc., a Nevada corporation (f.k.a. Orix Global Communications, Inc. and referred to herein as "Orix"), Equalnet Communications Corp., a Texas corporation ("EQUALNET") and Equalnet Acquisition Corporation, a Nevada corporation ("MERGER SUB").

     WHEREAS, the respective Boards of Directors of Orix, Equalnet and Merger Sub deem it advisable and in the best interests of their respective stockholders that each of Merger Sub and Orix combine their businesses by the merger of Merger Sub, a wholly owned subsidiary of Equalnet, with and into Orix upon the terms and subject to the conditions set forth herein (the "MERGER");

     WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE");

     WHEREAS, certain holders of securities of Equalnet have each executed and delivered irrevocable proxy and voting agreements (the "IRREVOCABLE PROXY AGREEMENT") to HW Partners L.P. ("HW Partners") as representative for Infinity Investors Limited ("INFINITY") and IEO Holdings Limited ("IEO") which Irrevocable Proxy Agreements, among other things, grant HW Partners, as representative for Infinity and IEO the irrevocable right to vote the shares of Common Stock, par value $.01 per share, of Equalnet ("EQUALNET SHARES") owned by such person on any question or matter related to the Merger and the other transactions contemplated hereby including, without limitation, the Merger, the amendment of the Articles of Incorporation of Equalnet to increase the authorized number of Equalnet Shares and the authorization of the issuance of Equalnet Shares under all applicable laws, rules and regulations including those of the Nasdaq Small Cap Market ("NSCM"); and

     WHEREAS, Infinity and IEO have, on the date hereof purchased Equalnet Shares for up to $1,000,000 at a purchase price of $.60 per share and been granted an option to purchase up to an additional $1,500,000 of Equalnet Shares on, or before, the Merger at a purchase price of $.60 per share pursuant to a Common Stock Subscription Agreement between Infinity, IEO and Equalnet dated as of the date hereof (the "STOCK SUBSCRIPTION AGREEMENT").

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2 hereof) Merger Sub shall be merged with and into Orix, with Orix being the surviving corporation in the Merger (the "SURVIVING CORPORATION") and the separate existence of Merger Sub shall thereupon cease. The Merger shall have the effects set forth in Section 92A.250 of the Nevada General Corporation Law (the "NGCL").

     1.2 EFFECTIVE TIME OF THE MERGER. The Merger shall become effective upon the completion of the filing of properly executed Articles of Merger with the Department of State of the State of Nevada, which filing shall be made on the Closing Date (as hereinafter defined). When used in this Agreement, the term "EFFECTIVE TIME" shall mean the date and time at which such Articles of Merger are filed.

                                  ARTICLE II

                   MERGER SUB AND THE SURVIVING CORPORATION

     2.1  ARTICLES OF INCORPORATION OF THE SURVIVING CORPORATION.  The
Articles of Incorporation of Orix shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with such Articles and applicable law.

     2.2 BYLAWS OF THE SURVIVING CORPORATION. The Bylaws of Orix as in effect at the Effective Time shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with applicable law.

     2.3  DIRECTORS AND OFFICERS OF EQUALNET AND OF EQUALNET'S AND THE
SURVIVING CORPORATION. At the Effective Time, the directors of Orix immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the Articles of Incorporation and By-Laws of the Surviving Corporation, until the next annual stockholders' meeting of the Surviving Corporation and until their respective successors shall be duly elected or appointed and qualified.
At the Effective Time, the officers of Orix immediately prior to the Effective Time shall, subject to the applicable provisions of the Articles of Incorporation and By-Laws of the Surviving Corporation, be the officers of the Surviving Corporation until their respective successors shall be duly elected or appointed and qualified.

                                 ARTICLE III

                             CONVERSION OF SHARES

     3.1 EXCHANGE RATIO. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

     (a) Each share of common stock of Orix (each, a "SHARE" and collectively, the "SHARES") issued and outstanding immediately prior to the Effective Time shall be converted at the Effective Time into the right to receive Equalnet Shares at the Exchange Ratio (as hereinafter defined). All Shares in the aggregate shall be converted into the right to receive a number of Equalnet Shares equal to fifty-five percent (55%) of the issued and outstanding Equalnet Shares on a fully diluted basis (the "AGGREGATE CONSIDERATION") and each Share shall be converted into the number of Equalnet Shares equal to a fraction, the numerator of which is the Aggregate

Consideration and the denominator of which is the total number of Orix Shares outstanding (the "MERGER CONSIDERATION"). For purposes of determining how many Equalnet Shares are to be issued so that such Equalnet Shares represent fifty-five (55%) of the issued and outstanding Equalnet Shares on a fully diluted basis (after giving effect to the issuance of Equalnet Shares in the Merger and after giving effect to all antidilution adjustments arising as a result of such issuance), all convertible or exchangeable securities shall be deemed to be converted and/or exchanged, all warrants, options and similar securities shall be deemed to be exercised and all other obligations of any type to issue Equalnet shares or securities convertible or exercisable into Equalnet Shares (contingent or otherwise) shall be deemed to have been issued other than the Agreed Shares, it being understood that to the extent any such convertible or exchangeable securities or warrants, options or similar securities have any type of floating conversion ratio or floating exercise price, then for purposes of determining the amount of Equalnet Shares which would be issued upon the conversion, exchange or exercise thereof, the conversion or exercise price shall be deemed to be the lowest such conversion or exercise price resulting in the maximum number of securities which may be issued (i.e. if a securities conversion price is tied to an Equalnet Shares trading price and on the relevant date would give rise to a $2.0 conversion price but the conversion price could float to a price as low as $.75, then for purposes of determining the number of Equalnet Shares which could be issued, $.75 shall be the applicable conversion price. In addition, for purposes of determining whether the holders of Shares hold fifty-five (55%) of the Equalnet Shares after giving effect to the transactions contemplated hereby, the Equalnet Shares purchased pursuant to the Stock Subscription Agreement and the Equalnet Shares into which the Convertible Note is convertible shall be included in the denominator but not the numerator and the Agreed Shares shall not be included in the denominator.

     (b) At the Effective Time, each certificate previously representing any Shares shall thereafter represent the Equalnet Shares into which such Shares have been converted. Certificates representing Shares shall be exchanged for certificates representing whole Equalnet Shares issued in consideration therefor upon the surrender of such certificate in accordance with the provisions hereof.

     (c) Each Share held in the treasury of Orix shall be canceled and retired and cease to exist, and no Equalnet Shares shall be issued in exchange therefor.

     (d) Each share of Merger Sub shall be converted into one share of the Surviving Corporation.

     3.2  EXCHANGE OF SHARES.

     (a) No later than the Effective Time, Equalnet shall make available, and each holder of Shares will be entitled to receive, upon surrender to Equalnet of one or more certificates representing such Shares for cancellation, certificates representing the number of Equalnet Shares into which such Shares are converted in the Merger. The Equalnet Shares into which Shares shall be converted in the Merger shall be deemed to have been issued at the Effective Time.

     (b) As soon as reasonably practicable after the Effective Time, Equalnet shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "CERTIFICATES") whose Shares were converted into Equalnet Shares pursuant to Section 3.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to Equalnet and shall be in such form and have such other provisions as Orix may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing Equalnet Shares. Upon surrender of a Certificate for cancellation to Equalnet together with such letter of transmittal, duly executed, the holder of the Shares represented by such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole Equalnet Shares which such holder has the right to receive in respect of the Shares represented by the Certificates surrendered pursuant to the provisions of this Article III.

     (c) In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact and execution and delivery of a customary indemnity by the person claiming such Certificate to be lost, stolen or destroyed, Equalnet will issue or cause to be issued in exchange for such lost, stolen or destroyed certificate the number of Equalnet Shares into which such Shares are converted in the Merger in accordance with this
Article III.

     (d) At and after the Effective Time, the holders of Certificates shall cease to have any rights as stockholders of Orix except for the right to surrender such Certificates in exchange for Equalnet Shares as provided hereunder.

     3.3 TRANSFER TAXES. If any certificates for any Equalnet Shares are to be issued in a name, other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay to Equalnet any transfer or other taxes required by reason of the issuance of certificates for such Equalnet Shares in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of Equalnet that such tax has been paid or is not applicable. Notwithstanding the foregoing, no party hereto shall be liable to a holder of Shares for any Equalnet Shares or dividends thereon or, in accordance with Section 3.4 hereof, the cash payment for fractional interests, delivered to a public official pursuant to applicable escheat laws.

     3.4 NO FRACTIONAL SECURITIES. No certificates or scrip representing fractional Equalnet Shares shall be issued upon the surrender for exchange of Certificates pursuant to this Article III and no dividend, stock split or other change in the capital structure of Equalnet shall relate to any fractional security, and such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder. In lieu of any such fractional securities, each holder of Shares who would otherwise have been entitled to a fraction of a Equalnet Share upon surrender of Certificates for exchange pursuant to this Article III shall be paid cash upon such surrender in an amount equal to the product of such fraction multiplied by the average closing price for an Equalnet Share on the NSCM for the five (5) trading days immediately following the Closing Date (as defined below).

     3.5 DISSENTING STOCK. Notwithstanding anything contained in this Agreement to the contrary but only to the extent required by the NGCL, Shares that are issued and outstanding immediately prior to the Effective Time and are held by holders who comply with all the provisions of the law of the State of Nevada concerning the rights of holders of Shares (such holders, "DISSENTING STOCKHOLDERS") shall not be converted into the right to receive Merger Consideration but shall become the right to receive such consideration as may be determined to be due such Dissenting Stockholder pursuant to the law of the State of Nevada; PROVIDED, HOWEVER, that (i) if any Dissenting Stockholder who demands appraisal of such holder's shares under the NGCL shall effectively withdraw or lose (through failure to perfect or otherwise) his right to appraisal, then as of the Effective Time or the occurrence of such event, whichever later occurs, such holder's Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive Merger Consideration, without any interest thereon, and such stockholders shall no longer be Dissenting Stockholders. The Surviving Corporation shall give Equalnet (x) notice of any written demands for appraisal, withdrawals of demands for appraisal and any other related instruments received by the Surviving Corporation, and (y) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal. The Surviving Corporation shall not voluntarily make any payment with respect to any demands for appraisal and shall not, except with the prior written consent of Equalnet, settle or offer to settle any demand.

     3.6 CLOSING OF TRANSFER BOOKS. At the Effective Time, the stock transfer books of Orix shall be closed and no transfer of shares or options shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation or Equalnet, they shall be cancelled and exchanged for the Merger Consideration in accordance with Section 3.1, subject to applicable law in the case of Dissenting Shares. From and after the Effective Time, no Shares shall be deemed to be outstanding, and holders of Certificates shall cease to have any rights with respect thereto except as provided herein or by law.

     3.7 CLOSING. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of White & Case LLP, 1155 Avenue of the Americas, New York, New York, on the first business day (the "CLOSING DATE") after the later of (a) the day on which the stockholders' meetings referred to in Section 6.4 hereof shall have occurred, and (b) the day on which all of the conditions set forth in Articles VII and VIII hereof are satisfied or waived, or at such other date, time and place as the parties shall agree.

     3.8 OPTIONS. All unexercised options with respect to Shares shall be cancelled without any payment thereon.

                                  ARTICLE IV

          REPRESENTATIONS AND WARRANTIES OF EQUALNET AND MERGER SUB

     Section 4. REPRESENTATIONS AND WARRANTIES OF EQUALNET AND MERGER SUB. Except as set forth in the Equalnet Disclosure Letter, Equalnet hereby represents and warrants to Orix that:

     Section 4.1  DUE ORGANIZATION, GOOD STANDING AND CORPORATE POWER.
Equalnet and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and each such Person has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Equalnet and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each Jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing could not reasonably be expected to have a Material Adverse Effect. Equalnet has, prior to the date of this Agreement, made available to Orix complete and correct copies of the Articles or Certificate of Incorporation, as amended, and By-Laws for each of Equalnet and its Subsidiaries.

     Section 4.2 AUTHORIZATION AND VALIDITY OF AGREEMENT. Each of Equalnet and Merger Sub have the requisite corporate power and authority to execute and deliver the Merger Agreement, to perform its respective obligations hereunder and (subject to the approval of the stockholders of the Company) to consummate the transactions contemplated thereby. The execution, delivery and performance of the Merger Agreement by each of the Company and the Merger Sub, and the consummation by each of them of the transactions contemplated thereby, have been duly authorized and approved by their respective Boards of Directors and no other corporate action on the part of either Equalnet or Merger Sub is necessary to authorize the execution, delivery and performance of this Agreement by either Equalnet or Merger Sub and the consummation of the transactions contemplated hereby (other than the approval of this Agreement and the transactions contemplated hereby by the stockholders of Equalnet and the filing of appropriate documents to effect such transactions, including, without limitation, merger documents as required by the NGCL). This Agreement has been duly executed and delivered by each of Equalnet and Merger Sub and is a valid and binding obligation of each of Equalnet and Merger Sub enforceable against each of Equalnet and the Merger Sub in accordance with its terms, except that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and general equitable principles.

     Section 4.3 CAPITALIZATION. As of the date of this Agreement, Equalnet had an authorized capitalization consisting of (i) 50,000,000 shares of Common Stock, of which 20,972,111 shares of Common Stock are outstanding, (ii) 2,500 shares of Series A Convertible Preferred Stock, par value $.01 per share of which 2,000 shares are outstanding, (iii) 3,000 shares of Series B Convertible Preferred Stock, par value $.01 per share of which 3,000 shares are outstanding,
(iv) 300,000 shares of Series C Convertible Preferred Stock, par value $.01 per share of which 206,707 shares are outstanding, (v) 6,500 shares of Series D Convertible Preferred Stock, par value $.01 per share of which 3,850 shares are outstanding and 900,000 shares of Junior Series of which 833,333 shares are outstanding. As of the date of this Agreement, all of the capital stock of Merger Sub is owned by Equalnet. All outstanding shares of capital stock of Equalnet and Merger Sub are duly authorized and validly issued and fully paid and non-assessable. Except as set forth on
SCHEDULE 4.3, there are no outstanding subscriptions, options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements or commitments, contingent or otherwise, of any character providing for the purchase, redemption, acquisition, retirement, issuance or sale by Equalnet or any of its Subsidiaries (including Merger Sub) of any shares of capital stock of Equalnet or any of its Subsidiaries (including
Merger Sub) or other securities exchangeable or convertible into capital stock of Equalnet or its Subsidiaries (including Merger Sub) and there are no stock appreciation rights or phantom stock plans outstanding. SCHEDULE 4.3 sets forth the number of shares of Common Stock which Equalnet is obligated to issue in connection with each specific item set forth on SCHEDULE 4.3. In addition, except for the Irrevocable Proxy Agreement and as set forth herein and on SCHEDULE 4.3, there are no rights, agreements, restrictions or encumbrances (such as preemptive rights, rights of first refusal, rights of first offer, proxies, voting agreements, voting trusts, registration rights agreements, shareholders agreements, etc., whether or not Equalnet or any of its Subsidiaries (including Merger Sub) is a party thereto) nor are there any restrictions on the transferability or sale of such capital stock pursuant to any provision of law, contract or otherwise with respect to the purchase, sale or voting of any shares of capital stock of Equalnet or any of its Subsidiaries (including Merger Sub) (whether outstanding or issuable upon conversion, exchange or exercise of any other security of Equalnet or any of its Subsidiaries (including Merger Sub)). Except as set forth in SCHEDULE
4.3, Equalnet has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities the holders of which have the right to vote). Set forth on Schedule 4.3 are the names of any Person who owns, directly or indirectly, five percent (5%) or more of any class of the capital stock of Equalnet along with the type of security owned and the amount held.

     Section 4.4 CONSENTS AND APPROVALS; NO VIOLATIONS. Assuming (i) the filings required under the HSR Act are made and the waiting period thereunder has been terminated or has expired, (ii) the requirements of the Securities Act relating to the issuance of the Equalnet Shares and the Exchange Act relating to the proxy statement or information statement required in connection with the Stockholders' Meeting (the "PROXY STATEMENT"), are met, (iii) the filing of the Articles of Merger and other appropriate merger documents, if any, as required by the NGCL, are made and (iv) approval of the Merger, this Agreement and the transactions contemplated hereby by the stockholders of each of Equalnet and Merger Sub are duly obtained, the execution and delivery of this Agreement by Equalnet and Merger Sub and the consummation by Equalnet and Merger Sub of the transactions contemplated hereby will not: (A) violate or conflict with any provision of the Certificate of Incorporation or By-Laws of either Equalnet or Merger Sub; (B) violate or conflict with any statute, ordinance, rule, regulation, order or decree of any court or of any governmental or regulatory body, agency or authority applicable to Equalnet or any of its Subsidiaries or by which any of their respective properties or assets may be bound, except such violations or conflicts which could not reasonably be expected to have a Material Adverse Effect on Equalnet, (C) require any filing with, or permit, consent or approval of, or the giving of any notice to, any governmental or regulatory body, agency or authority, except such filings, permits, consents or approvals the failure to make or obtain could not reasonably be expected to have a Material Adverse Effect on Equalnet or (D) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Equalnet or any of its Subsidiaries under, or give rise to any obligation, right of termination, cancellation, acceleration or increase of any obligation or a loss of a material benefit under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, contract, lease, franchise agreement or other instrument or obligation to which Equalnet or any of its Subsidiaries is a party, or by which any such Person or any of its properties or assets are bound except such violations, breaches or defaults which could not reasonably be expected to have a Material Adverse Effect on Equalnet.

     Section 4.5 REPORTS AND FINANCIAL STATEMENTS. Since January 1, 1996, Equalnet and its Subsidiaries have filed all forms, reports and documents with the Commission required to be filed by it pursuant to the federal securities laws and the Commission rules and regulations thereunder, and all forms, reports, schedules, statements, registration statements and other documents filed with the Commission by Equalnet and its Subsidiaries have complied in all material respects with all applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the Commission rules and regulations promulgated thereunder. Equalnet has, prior to the date of this Agreement, made available to Orix true and complete copies of all forms, reports, registration statements and other filings filed by Equalnet and its Subsidiaries with the Commission since January 1, 1996 (such forms, reports, registration statements and other filings, together with any exhibits, any amendments thereto and information incorporated by reference therein, are sometimes collectively referred to as the "COMMISSION FILINGS") and drafts of the consolidated balance sheets, consolidated statements of operations, consolidated statements of shareholders' equity and consolidated statements of cash flows for the period ending on and at March 31, 1999 forming a part of the draft Form 10-Q for such period in the form in which such Form 10-Q will be filed with the Commission (the "1999 10-Q") (the "Equalnet Financial Statements"). As of their respective dates or, if amended, as of the date of the last such amendment prior to the date hereof, the Commission Filings and the 1999 10-Q did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets, consolidated statements of operations, consolidated statements of shareholders' equity and consolidated statements of cash flows of Equalnet and its consolidated Subsidiaries contained in the Commission Filings and the 1999 10-Q were prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes or schedules thereto) and present fairly, in all material respects, the consolidated financial position of Equalnet and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and changes in cash flows for the periods then ended.

     Section 4.6 ABSENCE OF CERTAIN CHANGES. Since December 31, 1998, (i) there has not been any Material Adverse Effect on Equalnet, (ii) the businesses of Equalnet has been conducted only in the ordinary course consistent with past practice and (iii) Equalnet has not taken any of the actions prohibited to be taken pursuant to Section 6.1.

     Section 4.7 TITLE TO PROPERTIES; ENCUMBRANCES. Equalnet and each of its Subsidiaries has good, valid and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, (i) all of its material tangible properties and assets (real and personal), including, without limitation, all the properties and assets reflected in the most recent consolidated balance sheet contained in the Commission Filings, except as indicated in the notes thereto and except for properties and assets which have been sold or otherwise disposed of in the ordinary course of business after such date and except where the failure to have such good, valid and marketable title could not reasonably be expected to have a Material Adverse Effect on Equalnet, and (ii) all the tangible properties and assets purchased by Equalnet and any of its Subsidiaries since such date, except for such properties and assets which have been sold or otherwise disposed of in the ordinary course of business and except where the failure to have such good, valid and marketable title could not reasonably be expected to have a Material Adverse Effect on Equalnet; in each case subject to no encumbrance, lien, charge or other restriction of any kind or character, except for such encumbrances, liens, charges or other restrictions which could not reasonably be expected to have a Material Adverse Effect on Equalnet.

     Section 4.8 COMPLIANCE WITH LAWS. (i) Equalnet and its Subsidiaries are in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, orders, judgments and decrees except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect on Equalnet.

     (ii) Equalnet and its Subsidiaries hold, to the extent required by applicable law, all federal, state, local and foreign permits, approvals, licenses, authorizations, certificates, rights, exemptions and orders from governmental authorities (the "EQUALNET PERMITS") that are material to and required for the operation of the business of Equalnet or its Subsidiaries as now conducted, and there has not occurred any default under any such Equalnet Permit, except to the extent that the failure to so hold or such default could not reasonably be expected to have a Material Adverse Effect on Equalnet.

     Section 4.9 LITIGATION. There is no action, suit, proceeding at law or in equity, or any arbitration or any administrative or other proceeding by or before (or to the best knowledge of Equalnet any investigation by) any governmental or other instrumentality or agency, pending, or, to the best knowledge of Equalnet, threatened, against or affecting Equalnet or any of its Subsidiaries, or any of their respective properties or rights which could reasonably be expected to have a Material Adverse Effect on Equalnet. Neither Equalnet nor any of its Subsidiaries is subject to any judgment, order or decree entered in any lawsuit or proceeding which could reasonably be expected to have a Material Adverse Effect on Equalnet.

     Section 4.10 EMPLOYEE BENEFIT PLANS. (a) "EQUALNET EMPLOYEE BENEFIT PLAN" shall mean each domestic and foreign employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder ("ERISA"), whether or not subject to ERISA, and each stock option, stock appreciation right, restricted stock, stock purchase, incentive, bonus, profit-sharing, savings, deferred compensation, health, medical, dental, life insurance, disability, accident, supplemental unemployment or retirement, employment, severance or salary or benefits continuation or material fringe benefit plan, program, arrangement, agreement or commitment maintained by

Equalnet or any Subsidiary thereof (including, for this purpose and for the purpose of all of the representations in this Section 4.10, and all employers (whether or not incorporated) that would be treated together with Equalnet as a single employer within the meaning of Section 414 of the Code) for the benefit of any employee, director, former employee, former director of Equalnet or any of its Subsidiaries or to which Equalnet or any Subsidiary thereof contributes (or has any obligation to contribute), has any liability or is a party.

     (b)(i) Each Equalnet Employee Benefit Plan is in substantial compliance with all applicable laws (including, without limitation, ERISA and the Code) and has been administered and operated in all material respects in accordance with its terms; (ii) each Equalnet Employee Benefit Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code has, after 1993, received a favorable determination letter from the Internal Revenue Service and, to the best knowledge of Equalnet, no event has occurred and no condition exists which could reasonably be expected to result in the revocation of any such determination; (iii) the actuarial present value of the accumulated plan benefits (whether or not vested) under each Equalnet Employee Benefit Plan covered by Title IV of ERISA (other than any Equalnet Employee Benefit Plan which is a "Multiemployer Plan" (as defined in Section 4001(a)(3) of ERISA) (a "MULTIEMPLOYER PLAN")) as of the close of its most recent plan year did not exceed the market value of the assets allocable thereto; (iv) no Equalnet Employee Benefit Plan covered by Title IV of ERISA (other than any Multiemployer
Plan) has been terminated and no proceedings have been instituted to terminate or appoint a trustee under Title IV of ERISA to administer any such plan; (v) no "reportable event" (as defined in Section 4043 of ERISA) has occurred with respect to any Equalnet Employee Benefit Plan covered by Title IV of ERISA (other than events for which the notice period has been waived or with respect to any Multiemployer Plan); (vi) no Equalnet Employee Benefit Plan (other than any Multiemployer Plan) subject to Section 412 of the Code or Section 302 of ERISA has incurred any accumulated funding deficiency within the meaning of
Section 412 of the Code or Section 302 of ERISA, or obtained a waiver of any minimum funding standard or an extension of any amortization period under
Section 412 of the Code or Section 303 or 304 of ERISA; (vii) as of the date of this Agreement, none of Equalnet nor any of its Subsidiaries has incurred any unsatisfied withdrawal liability under Part 1 of Subtitle E of Title IV of ERISA to any Multiemployer Plan, and neither Equalnet nor any of its Subsidiaries would be subject to any material withdrawal liability if, as of the close of the most recent fiscal year of any such plan ended prior to the date hereof, Equalnet or any such Subsidiary were to engage in a complete withdrawal (as defined in Section 4203 of ERISA) or partial withdrawal (as defined in Section 4205 of ERISA) from any such plan; (viii) full payment has been timely made of all amounts which Equalnet and/or its Subsidiaries is required under applicable law or under any Equalnet Employee Benefit Plan or related agreement to have paid as of the last day of the most recent fiscal year of such Equalnet Employee Benefit Plan ended prior to the date hereof, and Equalnet and each such Subsidiary have made adequate provisions, in accordance with GAAP, in their financial statements for all obligations and liabilities under all Equalnet Employee Benefit Plans that have accrued but have not been paid because they are not yet due under the terms of any such Equalnet Employee Benefit Plan or any related agreement or applicable law, and, to the best knowledge of Equalnet, no event has occurred or condition exists that would reasonably be expected to result in a material increase in the level of such amounts paid or accrued for the most recently ended fiscal year; (ix) no Equalnet Employee Benefit Plan provides for post-employment or retiree health, life insurance or other welfare benefits which could reasonably be expected to result in a material liability of Equalnet or any Subsidiary thereof; (x) neither Equalnet nor any of its Subsidiaries has any unfunded liabilities pursuant to any Equalnet Employee Benefit Plan which is an "employee pension benefit plan" (within the meaning of Section 3(2) of ERISA) that is not intended to be qualified under Section 401(a) of the Code; (xi) neither Equalnet nor any of its Subsidiaries, nor any of their respective directors, officers or employees, nor, to the best knowledge of Equalnet, any other "disqualified person" or "party in interest" (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transaction, act or omission to act in connection with any Equalnet Employee Benefit Plan that could reasonably be expected to result in the imposition on Equalnet or any of its Subsidiaries of a material penalty or fine pursuant to Section 502 of ERISA, damages pursuant to Section 409 of ERISA or a tax pursuant to Section 4975 of the Code; (xii) the execution of this Agreement and the consummation of the transactions contemplated hereby do not constitute a triggering event under any Equalnet Employee Benefit Plan, policy, arrangement, statement, commitment or agreement, which (either alone or upon the occurrence of any additional or subsequent event) will or may result in any payment, "parachute payment" (as such term is defined in Section 280G of the Code), severance, bonus, retirement or job security or similar-type benefit, or increase any benefits or accelerate the payment or vesting of any benefits to any employee or former employee or director of Equalnet or any of its Subsidiaries; and (xiii) no liability, claim, action, audit, examination or litigation has been made, commenced or, to the best knowledge of Equalnet, threatened with respect to any Equalnet Employee Benefit Plan (other than routine claims for benefits payable in the ordinary course) which could result in a material liability of Equalnet or any Subsidiary thereof; (xiv) neither Equalnet nor any of its Subsidiaries has incurred or expects to incur any material liability (including, without limitation, additional contributions, fines, taxes or penalties) as a result of a failure to administer or operate any Equalnet Employee Benefit Plan that is a "group health plan" (as such term is defined in Section 607(1) of ERISA or Section 5000(b)(1) of the Code) in compliance with the applicable requirements of Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code; and (xv) no Equalnet Employee Benefit Plan provides for the payment of severance, termination, change in control or similar-type payments or benefits.

     Section 4.11  EMPLOYMENT RELATIONS AND AGREEMENTS.  (i)  Each of
Equalnet and its Subsidiaries is in substantial compliance with all federal, foreign, state or other applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice; (ii) no material unfair labor practice charge or complaint against Equalnet or any of its Subsidiaries is pending before the National Labor Relations Board or an equivalent tribunal under applicable foreign law; (iii) there is no labor strike, slowdown, stoppage or material dispute actually pending or, to the best knowledge of Equalnet, threatened against or involving Equalnet or any of its Subsidiaries; (iv) no representation question exists respecting the employees of Equalnet or any of its Subsidiaries; (v) no collective bargaining agreement is currently being negotiated by Equalnet or any of its Subsidiaries; (vi) neither Equalnet nor any of its Subsidiaries has experienced any material labor difficulty during the last three years and (vii) there has been no "mass layoff" or "plant closing" by Equalnet as defined in WARN or state law equivalent, or any other mass layoff or plant closing that would trigger notice pursuant to WARN or state law equivalent, within ninety (90) days prior to the Closing Date.

     Section 4.12  TAXES.

     (a) TAX RETURNS. Equalnet and each of its Subsidiaries has timely filed or caused to be timely filed with the appropriate taxing authorities all federal and other returns, statements, forms and reports for Taxes (as hereinafter defined) ("EQUALNET RETURNS") that are required to be filed by, or with respect to, Equalnet and such Subsidiaries on or prior to the Closing Date. The Equalnet Returns reflect accurately all liability for Taxes of Equalnet and each of its Subsidiaries for the periods covered thereby. "TAXES" shall mean all taxes, assessments, charges, duties, fees, levies or other governmental charges including, without limitation, all Federal, state, local, foreign and other income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of any return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result of being a member of a combined, consolidated, unitary or affiliated group.

     (b) PAYMENT OF TAXES. Equalnet and its Subsidiaries have timely paid all Taxes that are currently due and payable except for those contested in good faith and for which adequate reserves have been made on the financial statements of Equalnet and its Subsidiaries in accordance with GAAP.

     (c) OTHER TAX MATTERS. (i) Equalnet and each of its Subsidiaries have not been the subject of an audit or other examination of Taxes by the tax authorities of any nation, state or locality with respect to any taxable period for which the statute of limitations has not expired, nor has Equalnet or any of its Subsidiaries received any written notices with respect to such taxable periods from any tax authority relating to any issue which could affect the Tax liability of Equalnet or any of its Subsidiaries that has not been resolved or paid in full.

     (ii) Neither Equalnet nor any of its Subsidiaries has been included in any "consolidated," "unitary" or "combined" Equalnet Return (other than Equalnet Returns which include only Equalnet and any Subsidiaries) provided for under the laws of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired.

     (iii) All Taxes which Equalnet or any of its Subsidiaries is (or was) required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

     (iv) There are no tax sharing, allocation, indemnification or similar agreements or arrangements in effect as between Equalnet, any Subsidiary, or any predecessor or Affiliate of any of them and any other party under which Orix or Equalnet (or any of its Subsidiaries) could be liable for any Taxes or other claims of any party other than Equalnet or any Subsidiary of Equalnet.

     (v) Neither Equalnet nor any of its Subsidiaries has been required to include in income any adjustment pursuant to Section 481 or any similar provision of the Code or the corresponding tax laws of any nation, state or locality by reason of a voluntary change in accounting method initiated by Equalnet or any of its Subsidiaries, and the Internal Revenue Service or other taxing authority has not initiated or proposed any such adjustment or change in accounting method.

     (vi) Neither Equalnet nor any of its Subsidiaries has, as of the Closing Date: entered into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of Equalnet or any of its Subsidiaries or (B) is presently contesting the Tax liability of Equalnet or any of its Subsidiaries before any court, tribunal or agency.

     (vii) No election under 341(f) of the Code has been made or shall be made prior to the Closing Date to treat Equalnet as a consenting corporation, as defined in Section 341 of the Code.

     Section 4.13 LIABILITIES. Neither Equalnet nor any of its Subsidiaries has any claims, liabilities or indebtedness, contingent or otherwise of any kind whatsoever except claims, liabilities or indebtedness which could not reasonably be expected to have a Material Adverse Effect on Equalnet.

     Section 4.14 INTELLECTUAL PROPERTY. (a) Equalnet owns or is licensed to use, the rights to all patents, trademarks, trade names, service marks, copyrights together with any registrations and applications therefor, Internet domain names, schematics, technology, trade secrets, source codes, know-how, computer software programs or applications including, without limitation, all object and source codes and tangible or intangible proprietary information or material used in and material to the business of Equalnet and any of its Subsidiaries as currently conducted or as proposed to be conducted (the "EQUALNET INTELLECTUAL PROPERTY"), except where the failure to so own or license could not reasonably be expected to have a Material Adverse Effect on Equalnet. Neither Equalnet nor any of its Subsidiaries is, or as a result of the execution, delivery or performance of Equalnet's obligations hereunder will be, in violation of, or lose any rights pursuant to, any license or agreement, except as could not reasonably be expected to have a Material Adverse Effect on Equalnet.

     (b) No claims with respect to Equalnet Intellectual Property have been asserted or, to the best knowledge of Equalnet, are threatened by any Person (i) that the manufacture, sale or use of any product or process as now used or offered or proposed for use or sale by Equalnet or any of its Subsidiaries infringes on any copyright, trade secret, patent or other intellectual property right of any Person, or (ii) challenging the ownership, validity, enforceability or effectiveness of any of Equalnet Intellectual Property. To the best knowledge of Equalnet, all issued patents, all registered trademarks and service marks and all copyrights owned by Equalnet or any of its Subsidiaries are valid, enforceable and subsisting. To Equalnet's best knowledge, there has not been and there is not any material unauthorized use, infringement or misappropriation of any of

Equalnet Intellectual Property by any third Person, including, without limitation, any employee or former employee.

     (c) No Equalnet Intellectual Property owned by Equalnet is subject to any outstanding order, judgment, decree, stipulation or agreement restricting in any material manner the licensing thereof by Equalnet or any of its Subsidiaries.

     Section 4.15 BROKER'S OR FINDER'S FEE. No agent, broker, Person or firm acting on behalf of Equalnet is, or will be, entitled to any fee, commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by, or under common control with any of the parties hereto, in connection with this Agreement or any of the transactions contemplated hereby.

     Section 4.16 ENVIRONMENTAL LAWS AND REGULATIONS. Except as could not reasonably be expected to have a Material Adverse Effect on Equalnet, (i) Hazardous Materials have not at any time been Released or disposed of, on any Equalnet Property, or by Equalnet on or to the knowledge of Equalnet no Hazardous Materials Released by Equalnet have migrated to or been transmitted to any property adjoining or adjacent to any Equalnet Property or any business or operations of Equalnet or any of its Subsidiaries, (ii) Equalnet and each of its Subsidiaries are in compliance with all Environmental Laws and the requirements of any permits issued under such Environmental Laws with respect to any Equalnet Property, (iii) there are no past, pending or to the knowledge of Equalnet any threatened Environmental Claims against Equalnet or any of its Subsidiaries or any Equalnet Property and (iv) to the knowledge of Equalnet, there are no facts or circumstances, conditions or occurrences regarding any Equalnet Property or any property adjoining or adjacent to any currently or formerly owned Equalnet Property that could reasonably be anticipated (A) to form the basis of an Environmental Claim against Equalnet or any of its Subsidiaries or any Equalnet Property or (B) to cause such Equalnet Property to be subject to any restrictions on its ownership, occupancy, use or transferability under any Environmental Law.

     For purposes of this Agreement, the following terms shall have the following meanings: (i) "EQUALNET PROPERTY" means any real property owned, leased or operated by Equalnet or any of its Subsidiaries; (ii) "HAZARDOUS MATERIALS" means (A) any petroleum or petroleum products, radioactive materials, asbestos in any form that has become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, gas; (B) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "extremely hazardous substances," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import, under any applicable Environmental Law; and (iii) "ENVIRONMENTAL LAW" means any federal, state, foreign or local statute, law, rule, regulation, ordinance, guideline, policy, code in effect and in each case as amended as of the date hereof and Closing Date, and any judicial interpretation thereof or administrative order applicable to a Person or its operations or property as of the date hereof and Closing Date, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Materials, including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 ET SEQ.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section

6901 ET SEQ.; the Federal Water Pollution Control Act, as amended, 33 U.S.C.
Section 1251 ET SEQ.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 ET SEQ.; the Clean Air Act, 42 U.S.C. Section 7401 ET SEQ.; Occupational Safety and Health Act, 29 U.S.C. 651 ET SEQ.; Oil Pollution Act of 1990, 33 U.S.C. Section 2701 ET SEQ.; the Safe Drinking Water Act, 42 U.S.C. Section 300f ET SEQ., and their state and local counterparts and equivalents; and
(iv) "ENVIRONMENTAL CLAIMS" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or proceedings under any Environmental Law or any permit issued under any such Environmental Law (for purposes of this subclause (iv), "CLAIMS"), including without limitation (A) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (B) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment; and (v) "RELEASE" means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying or seeping into or upon any land or surface water or ground water except for releases into the air or surface water in compliance with Environmental Laws and all applicable permits.

     Section 4.17 STATE TAKEOVER STATUTES; CHARTER PROVISIONS. The Board of Directors of Equalnet has approved the Merger, this Agreement, the issue of the Equalnet Shares, the parties thereto entering into the Irrevocable Proxy Agreement and the Stock Subscription Agreement and such approval is sufficient to render inapplicable to the Merger, this Agreement, the Stock Subscription Agreement, the Irrevocable Proxy Agreement and the other transactions contemplated by this Agreement the provisions of the Texas Business Combination Law. No other takeover statutes are applicable to any such transactions.

     Section 4.18 VOTING REQUIREMENTS. The affirmative vote of the holders of at least two-thirds of the outstanding shares of Common Stock and the Series B Convertible Preferred Stock (voting as one class, with each share of Series B Convertible Preferred Stock having the number of votes into which such shares are convertible) entitled to be cast approving this Agreement are the only votes of the holders of any class or series of capital stock of Equalnet necessary to approve the amendment of the Articles of Incorporation of Equalnet to increase the authorized number of Equalnet Shares and the authorization of the issuance of Equalnet Shares under applicable laws, rules and regulations including those of the NSCM.

     Section 4.19  INTENTIONALLY OMITTED.

     Section 4.20 AGREEMENTS WITH AFFILIATES. Set forth on Schedule 4.20 is a list of all agreements, arrangements or understandings, whether written or oral, between Equalnet and any Affiliate of Equalnet.

     Section 4.21 CONVERTIBLE SECURITIES. The Equalnet Disclosure Letter lists all securities issued and outstanding as of the date of this Agreement which have a conversion price, exercise price or similar price or conversion or exchange ratio of less than $.75 per Equalnet Share and all debt or equity securities with a conversion price, exercise price or similar price or conversion or exchange ratio which is subject to adjustment or change.

                                   ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF ORIX

     Section 5. REPRESENTATIONS AND WARRANTIES OF ORIX. Except as set forth in the Orix Disclosure Letter, Orix hereby represents and warrants to Equalnet and Merger Sub that:

     Section 5.1 DUE ORGANIZATION, GOOD STANDING AND CORPORATE POWER. Each of Orix and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and each such Person has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Orix and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing could not reasonably be expected to have a Material Adverse Effect on Orix. Orix has, prior to the date of this Agreement, made available to Equalnet complete and correct copies of the Articles or Certificate of Incorporation, as amended, and By-Laws for each of Orix and its Subsidiaries.

     Section 5.2 AUTHORIZATION AND VALIDITY OF AGREEMENT. Orix has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and (subject to the approval of the stockholders of Orix) to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Orix, and the consummation by it of the transactions contemplated hereby, have been duly authorized and approved by its Board of Directors and no other corporate action on the part of Orix is necessary to authorize the execution, delivery and performance of this Agreement by Orix and the consummation of the transactions contemplated hereby (other than the approval of this Agreement by the stockholders of Orix and the filing of appropriate merger documents as required by the NGCL). This Agreement has been duly executed and delivered by Orix and is a valid and binding obligation of Orix enforceable against Orix in accordance with its terms, except that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and general equitable principles.

     Section 5.3 CAPITALIZATION. As of the date of this Agreement, the authorized capital stock of Orix consists of 100,000 Shares of which 3,600 Shares are outstanding. All issued and outstanding Shares are duly authorized, validly issued, fully paid and nonassessable. Except as disclosed in the Orix Disclosure Letter, there is no outstanding subscription, option, warrant, call, right, agreement, commitment, understanding or arrangement relating to the issuance, sale, delivery, transfer, voting, registration or redemption of any Shares.

     Section 5.4 CONSENTS AND APPROVALS; NO VIOLATIONS. Assuming (i) the filings required under the HSR Act are made and the waiting period thereunder has been terminated or has expired, (ii) the filing of the Articles of Merger and other appropriate merger documents, if any, as required by the NGCL, are made and (iii) approval of the Merger and this Agreement by the stockholders of Orix is received, the execution and delivery of this Agreement by Orix and the consummation by Orix of the transactions contemplated hereby will not: (A) violate or conflict with any provision of Orix's Certificate of Incorporation, or Orix's By-Laws; (B) violate or conflict with any statute, ordinance, rule, regulation, order or decree of any court or of any governmental or regulatory body, agency or authority applicable to Orix or any of its Subsidiaries or by which any of their respective properties or assets may be bound, except such violations or conflicts which could not reasonably be expected to have a Material Adverse Effect on Orix, (C) require any filing with, or permit, consent or approval of, or the giving of any notice to, any governmental or regulatory body, agency or authority, except such filings, permits, consents or approvals which the failure to make or obtain could not reasonably be expected to have a Material Adverse Effect on Orix; or (D) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Orix or any of its Subsidiaries under, or give rise to any obligation, right of termination, cancellation, acceleration or increase of any obligation or a loss of a material benefit under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, contract, lease, franchise agreement or other instrument or obligation to which Orix or any of its Subsidiaries is a party, or by which any such Person or any of its properties or assets are bound except such violations, breaches or conflicts which could not reasonably be expected to have a Material Adverse Effect on Orix.

     Section 5.5 COMPANY REPORTS AND FINANCIAL STATEMENTS. Each of the consolidated balance sheets of Orix and its consolidated Subsidiaries for the period from June 26, 1996 to May 31, 1997 and as of the end of the fiscal year ended May 31, 1998 and as of the ten-month period ended March 31, 1999 and the consolidated statements of operations, consolidated statements of stockholders' equity and consolidated statements of cash flows of Orix and its consolidated Subsidiaries for the fiscal years ended May 31, 1998 and May 31, 1997 and for the ten-month period ended March 31, 1999 (the "ORIX FINANCIAL STATEMENTS") were prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes or schedules thereto) and present fairly, in all material respects, the consolidated financial position of Orix and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and changes in cash flows for the periods then ended.

     Section 5.6 ABSENCE OF CERTAIN CHANGES. Since March 31, 1999, the businesses of Orix has been conducted only in the ordinary course consistent with past practice and Orix has not taken any of the actions prohibited to be taken pursuant to Section 6.1.

     Section 5.7 TITLE TO PROPERTIES; ENCUMBRANCES. Orix and each of its Subsidiaries has good, valid and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, (i) all of its material tangible properties and assets (real and personal), including, without limitation, all the properties and assets reflected in its most recent consolidated balance sheet contained in the Orix Financial Statements, except as indicated in the notes thereto and except for properties and assets reflected in its most recent consolidated balance sheet contained in the Orix Financial Statements which have been sold or otherwise disposed of in the ordinary course of business after such date and except where the failure to have such good, valid and marketable title could not reasonably be expected to have a Material Adverse Effect on Orix, and

(ii) all the tangible properties and assets purchased by Orix and any of its Subsidiaries since such date, except for such properties and assets which have been sold or otherwise disposed of in the ordinary course of business and except where the failure to have such good, valid and marketable title could not reasonably be expected to have a Material Adverse Effect on Orix; in each case subject to no encumbrance, lien, charge or other restriction of any kind or character, except for such encumbrances, liens, charges or other restrictions which could not reasonably be expected to have a Material Adverse Effect on Orix.

     Section 5.8 COMPLIANCE WITH LAWS. (i) Orix and its Subsidiaries are in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, orders, judgments and decrees except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect on Orix.

          (ii) Orix and its Subsidiaries hold, to the extent required by applicable law, all federal, state, local and foreign permits, approvals, licenses, authorizations, certificates, rights, exemptions and orders from governmental authorities (the "ORIX PERMITS") that are material to and required for the operation of the business of Orix or its Subsidiaries as now conducted, and there has not occurred any default under any such Orix Permit, except to the extent that the failure to so hold or such default could not reasonably be expected to have a Material Adverse Effect on Orix.

     Section 5.9 LITIGATION. There is no action, suit, proceeding at law or in equity, or any arbitration or any administrative or other proceeding by or before (or to the best knowledge of Orix any investigation by) any governmental or other instrumentality or agency, pending, or, to the best knowledge of Orix, threatened, against or affecting Orix or any of its Subsidiaries, or any of their respective properties or rights which could reasonably be expected to have a Material Adverse Effect on Orix. Neither Orix nor any of its Subsidiaries is subject to any judgment, order or decree entered in any lawsuit or proceeding which could reasonably be expected to have a Material Adverse Effect on Orix.

     Section 5.10 EMPLOYEE BENEFIT PLANS. (a) "ORIX EMPLOYEE BENEFIT PLAN" shall mean each domestic and foreign employee benefit plan, within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, and each stock option, stock appreciation right, restricted stock, stock purchase, incentive, bonus, profit-sharing, savings, deferred compensation, health, medical, dental, life insurance, disability, accident, supplemental unemployment or retirement, employment, severance or salary or benefits continuation or material fringe benefit plan, program, arrangement, agreement or commitment maintained by Orix or any Subsidiary thereof (including, for this purpose and for the purpose of all of the representations in this Section 5.10, and all employers (whether or not incorporated) that would be treated together with Orix as a single employer within the meaning of Section 414 of the Code) for the benefit of any employee, director, former employee, former director of Orix or any of its Subsidiaries or to which Orix or any Subsidiary thereof contributes (or has any obligation to contribute), has any liability or is a party.

     (b) (i) Each Orix Employee Benefit Plan is in substantial compliance with all applicable laws (including, without limitation, ERISA and the Code) and has been administered and operated in all material respects in accordance with its terms; (ii) each Orix Employee Benefit Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code has, after 1993, received a favorable determination letter from the Internal Revenue Service and, to the best knowledge of Orix, no event has occurred and no condition exists which could reasonably be expected to result in the revocation of any such determination;
(iii) the actuarial present value of the accumulated plan benefits (whether or not vested) under each Orix Employee Benefit Plan covered by Title IV of ERISA (other than any Orix Employee Benefit Plan which is a Multiemployer
Plan) as of the close of its most recent plan year did not exceed the market value of the assets allocable thereto; (iv) no Orix Employee Benefit Plan covered by Title IV of ERISA (other than any Multiemployer Plan) has been terminated and no proceedings have been instituted to terminate or appoint a trustee under Title IV of ERISA to administer any such plan; (v) no "reportable event" (as defined in Section 4043 of ERISA) has occurred with respect to any Orix Employee Benefit Plan covered by Title IV of ERISA (other than events for which the notice period has been waived or with respect to any Multiemployer Plan); (vi) no Orix Employee Benefit Plan (other than any Multiemployer Plan) subject to Section 412 of the Code or Section 302 of
ERISA has incurred any accumulated funding deficiency within the meaning of
Section 412 of the Code or Section 302 of ERISA, or obtained a waiver of any minimum funding standard or an extension of any amortization period under
Section 412 of the Code or Section 303 or 304 of ERISA; (vii) as of the date of this Agreement, none of Orix nor any of its Subsidiaries has incurred any unsatisfied withdrawal liability under Part 1 of Subtitle E of Title IV of ERISA to any Multiemployer Plan, and neither Orix nor any of its Subsidiaries would be subject to any material withdrawal liability if, as of the close of the most recent fiscal year of any such plan ended prior to the date hereof, Orix or any such Subsidiary were to engage in a complete withdrawal (as defined in Section 4203 of ERISA) or partial withdrawal (as defined in
Section 4205 of ERISA) from any such plan; (viii) full payment has been timely made of all amounts which Orix and/or its Subsidiaries is required under applicable law or under any Orix Employee Benefit Plan or related agreement to have paid as of the last day of the most recent fiscal year of such Orix Employee Benefit Plan ended prior to the date hereof, and Orix and each such Subsidiary have made adequate provisions, in accordance with GAAP, in their financial statements for all obligations and liabilities under all Orix Employee Benefit Plans that have accrued but have not been paid because they are not yet due under the terms of any such Orix Employee Benefit Plan or any related agreement or applicable law, and, to the best knowledge of Orix, no event has occurred or condition exists that would reasonably be expected to result in a material icrease in the level of such amounts paid or accrued for the most recently ended fiscal year; (ix) no Orix Employee
Benefit Plan provides for post-employment or retiree health, life insurance or other welfare benefits which could reasonably be expected to result in a material liability of Orix or any Subsidiary thereof; (x) neither Orix nor any of its Subsidiaries has any unfunded liabilities pursuant to any Orix Employee Benefit Plan which is an "employee pension benefit plan" (within the meaning of Section 3(2) of ERISA) that is not intended to be qualified under
Section 401(a) of the Code; (xi) neither Orix nor any of its Subsidiaries, nor any of their respective directors, officers or employees, nor, to the best knowledge of Orix, any other "disqualified person" or "party in interest" (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transaction, act or omission to act in connection with any Orix Employee Benefit Plan that could reasonably be expected to result in the imposition on Orix or any of its Subsidiaries of a material penalty or fine pursuant to Section

502 of ERISA, damages pursuant to Section 409 of ERISA or a tax pursuant to
Section 4975 of the Code; (xii) the execution of this Agreement and the consummation of the transactions contemplated hereby do not constitute a triggering event under any Orix Employee Benefit Plan, policy, arrangement, statement, commitment or agreement, which (either alone or upon the occurrence of any additional or subsequent event) will or may result in any payment, "parachute payment" (as such term is defined in Section 280G of the Code), severance, bonus, retirement or job security or similar-type benefit, or increase any benefits or accelerate the payment or vesting of any benefits to any employee or former employee or director of Orix or any of its Subsidiaries; (xiii) no liability, claim, action, audit, examination or litigation has been made, commenced or, to the best knowledge of Orix, threatened with respect to any Orix Employee Benefit Plan (other than routine claims for benefits payable in the ordinary course) which could result in a material liability of Orix or any Subsidiary thereof; (xiv) neither Orix nor any of its Subsidiaries has incurred or expects to incur any material liability (including, without limitation, additional contributions, fines, taxes or penalties) as a result of a failure to administer or operate any Orix Employee Benefit Plan that is a "group health plan" (as such term is defined in Section 607(1) of ERISA or Section 5000(b)(1) of the Code) in compliance with the applicable requirements of Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code; and (xv) no Orix Employee Benefit Plan provides for the payment of severance, termination, change in control or similar-type payments or benefits.

     Section 5.11 EMPLOYMENT RELATIONS AND AGREEMENTS. (i) Each of Orix and its Subsidiaries is in substantial compliance with all federal, foreign, state or other applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice; (ii) no material unfair labor practice charge or complaint against Orix or any of its Subsidiaries is pending before the National Labor Relations Board or an equivalent tribunal under applicable foreign law; (iii) there is no labor strike, slowdown, stoppage or material dispute actually pending or, to the best knowledge of Orix, threatened against or involving Orix or any of its Subsidiaries; (iv) no representation question exists respecting the employees of Orix or any of its Subsidiaries; (v) no collective bargaining agreement is currently being negotiated by Orix or any of its Subsidiaries; (vi) neither Orix nor any of its Subsidiaries has experienced any material labor difficulty during the last three years and (vii) there has been no "mass layoff" or "plant closing" by Orix as defined in WARN or state law equivalent, or any other mass layoff or plant closing that would trigger notice pursuant to WARN or state law equivalent, within ninety (90) days prior to the Closing Date.

     Section 5.12  TAXES.

     (a) TAX RETURNS. Orix and each of its Subsidiaries has timely filed or caused to be timely filed with the appropriate taxing authorities all federal and other returns, statements, forms and reports for Taxes (as hereinafter defined) ("ORIX RETURNS") that are required to be filed by, or with respect to, Orix and such Subsidiaries on or prior to the Closing Date. The Orix Returns reflect accurately all liability for Taxes of Orix and each of its Subsidiaries for the periods covered thereby.

     (b) PAYMENT OF TAXES. Orix and its Subsidiaries have timely paid all Taxes that are currently due and payable except for those contested in good faith and for which adequate reserves have been made on the financial statements of Orix and its Subsidiaries in accordance with GAAP.

     (c) OTHER TAX MATTERS. (i) Orix and each of its Subsidiaries have not been the subject of an audit or other examination of Taxes by the tax authorities of any nation, state or locality with respect to any taxable period for which the statute of limitations has not expired, nor has Orix or any of its Subsidiaries received any written notices with respect to such taxable periods from any tax authority relating to any issue which could affect the Tax liability of Orix or any of its Subsidiaries that has not been resolved or paid in full.

     (ii) Neither Orix nor any of its Subsidiaries has been included in any "consolidated," "unitary" or "combined" Orix Return (other than Orix Returns which include only Orix and any Subsidiaries of Orix) provided for under the laws of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired.

     (iii) All Taxes which Orix or any of its Subsidiaries is (or was) required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

     (iv) There are no tax sharing, allocation, indemnification or similar agreements or arrangements in effect as between Orix, any Subsidiary of Orix, or any predecessor or Affiliate of any of them and any other party under which Orix or Equalnet (or any of its Subsidiaries) could be liable for any Taxes or other claims of any party other than Orix or any Subsidiary of Orix.

     (v) No indebtedness of Orix or any of its Subsidiaries consists of "corporate acquisition indebtedness" within the meaning of Section 279 of the Code.

     (vi) Neither Orix nor any of its Subsidiaries has been required to include in income any adjustment pursuant to Section 481 or any similar provision of the Code or the corresponding tax laws of any nation, state or locality by reason of a voluntary change in accounting method initiated by Orix or any of its Subsidiaries, and the Internal Revenue Service or other taxing authority has not initiated or proposed any such adjustment or change in accounting method.

     (vii)     Neither Orix nor any of its Subsidiaries has, as of the Closing
Date: (A) entered into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of Orix or any of its Subsidiaries or (B) is presently contesting the Tax liability of Orix or any of its Subsidiaries before any court, tribunal or agency.

     (viii) No election under Section 341(f) of the Code has been made or shall be made prior to the Closing Date to treat Orix as a consenting corporation, as defined in Section 341 of the Code.

     Section 5.13 LIABILITIES. Neither Orix nor any of its Subsidiaries has any claims, liabilities or indebtedness, contingent or otherwise of any kind whatsoever except as set forth in the consolidated balance sheet of Orix contained in the most recent Orix Financial Statements, or referred to in the footnotes thereto or (iii) claims, liabilities or indebtedness which could not reasonably be expected to have a Material Adverse Effect on Orix.

     Section 5.14 INTELLECTUAL PROPERTY. (a) Orix owns or is licensed to use, the rights to all patents, trademarks, trade names, service marks, copyrights together with any registrations and applications therefor, Internet domain names, schematics, technology, trade secrets, source codes, know-how, computer software programs or applications including, without limitation, all object and source codes and tangible or intangible proprietary information or material used in and material to the business of Orix and any of its Subsidiaries as currently conducted (the "ORIX INTELLECTUAL PROPERTY"), except where the failure to so own or license could not reasonably be expected to have a Material Adverse Effect on Orix. Neither Orix nor any of its Subsidiaries is, or as a result of the execution, delivery or performance of Orix's obligations hereunder will be, in violation of, or lose any rights pursuant to, any license or agreement, except as could not reasonably be expected to have a Material Adverse Effect on Orix.

          (b) No claims with respect to Orix Intellectual Property have been asserted or, to the best knowledge of Orix, are threatened by any Person
(i) that the manufacture, sale or use of any product or process as now used or offered or proposed for use or sale by Orix or any of its Subsidiaries infringes on any copyright, trade secret, patent or other intellectual property right of any Person, or (ii) challenging the ownership, validity, enforceability or effectiveness of any of Orix Intellectual Property. To the best knowledge of Orix, all issued patents, all registered trademarks and service marks and all copyrights owned by Orix or any of its Subsidiaries are valid, enforceable and subsisting. To Orix's best knowledge, there has not been and there is not any material unauthorized use, infringement or misappropriation of any of Orix Intellectual Property by any third Person, including, without limitation, any employee or former employee.

          (c) No Orix Intellectual Property owned by Orix is subject to any outstanding order, judgment, decree, stipulation or agreement restricting in any material manner the licensing thereof by Orix or any of its Subsidiaries.

     Section 5.15 BROKER'S OR FINDER'S FEE. No agent, broker, Person or firm acting on behalf of Orix is, or will be, entitled to any fee, commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by, or under common control with any of the parties hereto, in connection with this Agreement or any of the transactions contemplated hereby.

     Section 5.16 ENVIRONMENTAL LAWS AND REGULATIONS. Except as could not reasonably be expected to have a Material Adverse Effect on Orix, (i) Hazardous Materials have not at any time been Released or disposed of, on any Orix Property, or by Orix on or to the knowledge of Orix no Hazardous Materials Released by Orix have migrated to or been transmitted to any property adjoining or adjacent to any Orix Property or any business or operations of Orix or any of its Subsidiaries, (ii) Orix and each of its Subsidiaries are in compliance with all Environmental Laws and the requirements of any permits issued under such Environmental Laws with respect to any Orix Property, (iii) there are no past, pending or to the knowledge of Orix any threatened Environmental Claims against Orix or any of its Subsidiaries or any Orix Property and (iv) to the knowledge of Orix, there are no facts or circumstances, conditions or occurrences regarding any Orix Property or any property adjoining or adjacent to any currently or formerly owned Orix Property that could reasonably be anticipated (A) to form the basis of an Environmental Claim against Orix or any of its Subsidiaries or any Orix Property or (B) to cause such Orix
Property to be subject to any restrictions on its ownership, occupancy, use or transferability under any Environmental Law.

     For purposes of this Agreement, the term "ORIX PROPERTY" means any real property owned, leased or operated by Orix or any of its Subsidiaries.

     Section 5.17  INTENTIONALLY OMITTED.

     Section 5.18 VOTING REQUIREMENTS. The affirmative vote of the holders of at least a majority of the Shares is the only vote of the holders of any class or series of capital stock of Orix necessary to approve this Agreement and the transactions contemplated herein.

                                 ARTICLE VI

                   TRANSACTIONS PRIOR TO THE CLOSING DATE

     6.1 CONDUCT OF BUSINESS PENDING THE CLOSING DATE. Orix and Equalnet agree that, except as permitted, required or specifically contemplated by, or otherwise described in, this Agreement, or otherwise consented to or approved in writing by the other parties to this Agreement, during the period commencing on the date hereof until the Effective Time:

          (a) Each of Orix, Equalnet and their respective Subsidiaries shall conduct their respective operations only according to their ordinary and usual course of business consistent with past practice; and

          (b)  Neither Orix, Equalnet nor any of their respective
     Subsidiaries shall:

               (i) amend its Articles or Certificate of Incorporation or its By-Laws (or comparable governing documents); PROVIDED, HOWEVER, that Equalnet shall be permitted to effect a reverse stock split or amend its Articles or Certificate of Incorporation to increase the number of authorized Equalnet Shares to the extent required by this Agreement;

               (ii) except as set forth in the Orix Disclosure Letter or the Equalnet Disclosure Letter, as the case may be, or in the ordinary course of business consistent with past practice, issue or sell, or authorize to issue or sell, any shares of its capital stock or any other securities, or issue or sell, or authorize to issue or sell, any securities convertible into, or options, warrants or rights to purchase or subscribe to, or enter into any arrangement or contract with respect to the issuance or sale of, any shares of its capital stock or any other securities, or make any other changes in its capital structure; PROVIDED, HOWEVER, that Equalnet shall be permitted to effect a reverse stock split or make any other changes to its capital structure (and Equalnet agrees to make such changes) necessary to ensure that the Equalnet Shares shall continue to be quoted on the NSCM;

               (iii) except as set forth in the Orix Disclosure Letter or the Equalnet Disclosure Letter, as the case may be, or in the ordinary course of business consistent with past practice, sell or pledge or agree to sell or pledge any stock or other equity interest owned by it in any other Person;

               (iv) except in the ordinary course of business consistent with past practice, declare, pay or set aside any dividend or other distribution or payment with respect to, or split, combine, redeem or reclassify, or purchase or otherwise acquire, any shares of its capital stock or its other securities; PROVIDED, HOWEVER, that the Series A Convertible Preferred Stock may be amended to permit the payment of dividends in kind;

               (v) enter into any material contract or commitment with respect to capital expenditures;

               (vi) except as set forth in the Orix Disclosure Letter or the Equalnet Disclosure Letter, as the case may be, or in the ordinary course of business consistent with past practice, acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any Person, or otherwise acquire any assets of any Person;

               (vii) except to the extent required under benefit plans, agreements, collective bargaining agreements or their arrangements as in effect on the date of this Agreement or applicable law, rule or regulation, increase the compensation or fringe benefits of any of its directors, officers or employees or grant any severance or termination pay or enter into any employment, consulting or severance agreement or arrangement with any present or former director, officer or other employee, or establish, adopt, enter into or amend or terminate any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

               (viii) except in the ordinary course of business consistent with past practice, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of, encumber or subject to any lien, any material assets or incur or modify any indebtedness or other material liability, or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for the obligations of any Person or, make any loan or other extension of credit;

               (ix) except in the ordinary course of business consistent with past practice, make or rescind any material tax election or settle or compromise any material tax liability;

               (x) except as required by applicable law or GAAP, make any material change in its method of accounting;

               (xi) except in the ordinary course of business consistent with past practice, pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) contained in the Commission Filings or the Orix Financial Statements; or

               (xii) agree, in writing or otherwise, to take any of the foregoing actions.

          (c) Neither Equalnet nor any of its Subsidiaries shall cancel or let lapse any policy of insurance for the directors and/or officers of Equalnet or any of its Subsidiaries.

     6.2 INTERIM FINANCIAL INFORMATION AND AUDIT. Equalnet and Orix shall supply each other with unaudited monthly operating statements within forty-five
(45) days after the end of each month ending between the date hereof and the Closing Date, certified by the principal financial officer of Equalnet or Orix, as the case may be, as having been prepared in accordance with procedures employed by Equalnet or Orix, as the case may be in preparing prior monthly operating statements and certifying that such financial statements were prepared in accordance with GAAP applied on a basis consistent with the financial statements contained in the Commission Filings or the Orix Financial Statements, as the case may be and include all adjustments (all of which were normal recurring adjustments) necessary to fairly present, in all material respects, Equalnet's the financial position, results of operations and changes in financial position at and for such period for Equalnet or Orix, as the case may be.

     6.3 FULL ACCESS AND DISCLOSURE. During the period commencing on the date hereof until the Effective Time, each of Orix and Equalnet shall, and each of Orix and Equalnet shall cause each of their respective Subsidiaries to, upon reasonable notice, afford the other parties to this Agreement and their employees, accountants, financing sources, agents and representatives reasonable access during normal business hours to their books and records and those of their respective Subsidiaries in order that they may have the opportunity to make such investigations as they shall desire of the affairs of such other party and its Subsidiaries; PROVIDED, HOWEVER, that such investigation shall not affect the representations and warranties made in this Agreement. Equalnet shall furnish promptly to Orix a copy of each form, report, schedule, statement, registration statement and other document filed by it during such period pursuant to the Securities Act or the Exchange Act. Equalnet and Orix agree to cause their respective officers and employees to furnish such additional financial and operating data and other information and respond to such reasonable inquiries as Orix or Equalnet, as the case may be shall from time to time request. Any information provided pursuant to this Section 6.3 shall be subject to, and treated in accordance with the Confidentiality Agreement previously executed and delivered by the parties hereto.

     6.4  ACTION OF STOCKHOLDERS OF EQUALNET AND ORIX; VOTING AND
DISPOSITION OF THE SHARES. Promptly following the execution and delivery of this Agreement, Equalnet acting through its Board of Directors and in accordance with applicable law, shall duly call, convene and hold a meeting of the stockholders of Equalnet (the "STOCKHOLDERS' MEETING") for the purpose of approving the issuance of Equalnet Shares in connection with the Merger under applicable NSCM regulations, and approving the amendment of Equalnet's Articles of Incorporation to authorize sufficient Equalnet Shares to consummate the transactions contemplated hereby. Equalnet shall take all action necessary to solicit from its stockholders proxies, and shall take all other action necessary and advisable, to secure the vote of stockholders required by applicable law and Equalnet's Articles of Incorporation and By-Laws to obtain the approval of the matters described in the immediately preceding sentence. Equalnet agrees that it shall include in the Proxy Statement the recommendation of its Board of Directors that the stockholders of Equalnet approve the matters described in the second preceding sentence; provided, however, that the recommendation of Equalnet's Board of Directors shall not be required to be included in the Proxy Statement in the event that the Board of Directors shall have been advised by outside counsel that the inclusion of such recommendation would breach the fiduciary duties of the Board of Directors of Equalnet.

          (b) As promptly as practicable following the execution and delivery of this Agreement, Equalnet shall prepare and file a preliminary Proxy Statement with the Commission and respond to the comments of the Commission, if any, in connection therewith and to furnish all information regarding Equalnet required in the definitive Proxy Statement (including, without limitation, financial statements and supporting schedules and certificates and reports of independent public accountants). Equalnet and Orix shall cooperate with each other in the preparation of the Proxy Statement. Equalnet shall mail the definitive Proxy Statement to the stockholders of Equalnet and, if necessary, after the definitive Proxy Statement shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material and, if required in connection therewith, resolicit proxies. Equalnet shall not use any proxy material in connection with the meeting of its stockholders without Orix's prior approval.

     6.5 REASONABLE BEST EFFORTS. Subject to the terms and conditions provided herein, each of Orix and Equalnet shall, and each of Orix and Equalnet shall cause each of their Subsidiaries to, cooperate and use their reasonable best efforts to take, or cause to be taken, all appropriate action, and to make, or cause to be made, all filings necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement including, without limitation, their reasonable best efforts to obtain, prior to the Closing Date, all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts as are necessary for consummation of the transactions contemplated by this Agreement and to fulfill the conditions to the Merger; PROVIDED, HOWEVER, that no loan agreement or contract for borrowed money shall be repaid except as currently required by its terms, in whole or in part, and no contract shall be amended to increase the amount payable thereunder or otherwise to be more burdensome to Orix and its Subsidiaries or Equalnet and its Subsidiaries in order to obtain any such consent, approval or authorization without the prior written consent of Equalnet or Orix, as the case may be (which shall not be unreasonably withheld).

     6.6 NO SOLICITATION OF OTHER OFFERS. (a) Equalnet shall, and shall cause its Affiliates, officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants and other agents to, immediately cease any discussions or negotiations with any other parties that may be ongoing with respect to any Acquisition Proposal (as defined below). Equalnet shall not, directly or indirectly, take (and Equalnet shall not permit its Affiliates, officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants or other agents, to so take) any action to (i) solicit, initiate or encourage the making of any Acquisition Proposal, (ii) participate in any way in discussions or negotiations with, or furnish or disclose any information to, any Person (other than Orix or the agents or representatives of Orix) in connection with, or take any other action to encourage any inquiries or the making of any proposal that is reasonably expected to lead to, any Acquisition Proposal, (iii) enter into any agreement, arrangement or understanding with respect to any Acquisition Proposal, (iv) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Orix the approval and recommendation of this Agreement, the Merger or the Stock Purchase or (v) approve or recommend, or propose to approve or recommend, any Acquisition Proposal.

     "ACQUISITION PROPOSAL" shall mean a proposal or offer for a merger or consolidation with Equalnet or any of its Subsidiaries, sale or purchase of assets (other than in the ordinary course of business) or stock of Equalnet or any of its Subsidiaries, tender or exchange offer for capital stock of Equalnet or any of its Subsidiaries, or other business combination or change in control or similar transaction involving Equalnet or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

     (b)  In addition to the obligations of the Company set forth in
Section 6.6(a) hereof, promptly after receipt thereof, Equalnet shall advise Orix of any request for information or of any Acquisition Proposal, or any inquiry, proposal, discussions or negotiation with respect to any Acquisition Proposal, the terms and conditions of such request, Acquisition Proposal, inquiry, proposal, discussion or negotiation and Equalnet shall promptly provide to Orix copies of any written materials received by Equalnet in connection with any of the foregoing, and the identity of the Person making any such Acquisition Proposal or such request, inquiry or proposal or with whom any discussion or negotiation are taking place.

     (c) Immediately following the Merger, Equalnet shall request each Person which has heretofore executed a confidentiality agreement in connection with its consideration of acquiring Equalnet or any portion thereof to return all confidential information heretofore furnished to such Person by or on behalf of Equalnet.

     6.7 ASSUMPTION OF NOTE. At the Effective Time, Equalnet shall guaranty $7,650,000 of debt owed by the Surviving Corporation to Infinity and IEO. Such debt shall be represented by a new note (the "CONVERTIBLE NOTE"), the form of which shall be satisfactory to Infinity and IEO. The Convertible Note shall mature and become fully due and payable on the third anniversary of the Effective Date, shall bear interest at the rate of 8.0% per annum, payable monthly in arrears in cash or Equalnet Shares at the option of Equalnet and shall be convertible into that number of Equalnet Shares representing five percent (5%) of the issued and outstanding Equalnet Shares on a fully diluted basis after giving effect to such conversion, which percentage shall be determined in the same manner as used to determine the Aggregate Consideration. The Convertible Note shall be secured by the assets of the Surviving Corporation and all of the capital stock of the Surviving Corporation and each of its Subsidiaries in a manner satisfactory to Infinity and IEO.

     6.8 COMPOSITION OF THE BOARD OF DIRECTORS; EXECUTIVE OFFICERS. (a) Immediately prior to the Effective Time, Orix shall be entitled to designate four directors on the Board of Directors of Equalnet or such greater number as shall give Orix representation on the Board of Directors of Equalnet equal to a majority of the number of directors on the Board of Directors of Equalnet (giving effect to the directors elected pursuant to this sentence). Equalnet shall take all action requested by Orix to effect any such election. In furtherance thereof, Equalnet shall increase the size of its Board of Directors and/or secure the resignation of directors as shall permit Orix's designees to be elected to the Board of Directors. Upon the request of Orix, Equalnet shall cause Persons designated by Orix to constitute the same percentage of each committee of its Board of Directors, each Board of Directors of each Subsidiary and each committee of each such Board of Directors.

     (b)  Simultaneously with the execution and delivery of this Agreement,
(i) the Chief Executive Officer of Equalnet has agreed to resign as Chief Executive Officer upon the satisfaction, or deemed satisfaction, of the condition set forth in Section 7.1(k); and (ii) Barrett Wissman shall be duly appointed the Co-Chief Executive Officer of Equalnet until the satisfaction, or deemed satisfaction, of the condition set forth in Section 7.1(k) at which time he shall become the Chief Executive Officer of Equalnet.

     (c) In the event that this Agreement is terminated, the person designated by Orix to serve as the Chief Executive Officer of Equalnet shall resign.

     (d) From the date hereof until the Effective Time or the termination of this Agreement, Orix shall be entitled to nominate an individual who shall be entitled to receive all notices of, and all materials relating to, any meeting of the Board of Directors of Equalnet or proposed action by written consent and who shall be entitled to attend all meetings of the Board of Directors of Equalnet and participate as if such individual were a member of the Board of Directors; provided, however, that for greater certainty, such individual shall not be permitted or required to vote on any matter before the Board of Directors of Equalnet.

     6.9 PUBLIC ANNOUNCEMENTS. So long as this Agreement is in effect and until the Closing Date, Equalnet and Orix agree that they will consult each other prior to issuing any press release and will also consult with each other before otherwise making any public statement or responding to any press inquiry with respect to this Agreement or the transactions contemplated hereby, except as may be required by law or any governmental agency if required by such agency or the rules of the National Association of Securities Dealers, Inc.

     6.10 EXPENSES. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses;

PROVIDED, HOWEVER, that if this Agreement is terminated (other than pursuant to Section 9.1(d)), Equalnet shall reimburse Orix for all costs and expenses incurred by Orix in connection with this Agreement and the transactions contemplated hereby which payment shall be made on the date of termination.

                                 ARTICLE VII

                CONDITIONS TO CONSUMMATION OF THE MERGER BY ORIX

     7.1 CONDITIONS TO ORIX'S OBLIGATION TO EFFECT THE MERGER. The obligations of Orix to effect the transactions contemplated herein shall be subject to the following conditions:

     (a) This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the stockholders of Orix and Equalnet in accordance with applicable law.

     (b) No action or proceedings shall have been instituted or threatened before a court or other government body or by any public authority to restrain, prohibit or make more costly any of the transactions contemplated by this Agreement or which could reasonably be expected to have a Material Adverse Effect on the business, assets, liabilities, results of operations, condition (financial or otherwise) of Equalnet and its Subsidiaries. No statute, rule, regulation, executive order, stay, decree, or judgment shall have been enacted, entered, issued, promulgated or enforced by any court or governmental authority which prohibits, restricts, or makes more costly the consummation of the Merger. All authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any governmental entity (all of the foregoing, "CONSENTS") which are necessary for the consummation of the Merger, shall have been filed, occurred or been obtained (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the "REQUISITE REGULATORY APPROVALS") and all such Requisite Regulatory Approvals shall be in full force and effect. All third party consents necessary to consummate the transactions shall have been obtained.

     (c) The Irrevocable Proxy and Voting Agreements shall be in full force and effect.

     (d) The Second Amended Joint Plan Of Reorganization, as modified through the date hereof, of Equalnet's wholly owned subsidiary, Equalnet Corporation, as confirmed by the United States Bankruptcy Court for the Southern District of Texas, Houston Division shall have been consummated on the terms and conditions contained in the plan of reorganization as proposed on the date hereof.

     (e) The Equalnet Shares shall continue to be registered pursuant to the Exchange Act and quoted for trading on the NSCM and the closing bid price for the Equalnet Shares on the NSCM shall have been at least $1.00 per Equalnet Share for the twenty (20) trading days prior to the Closing Date.

     (f) There shall have been no event having a Material Adverse Effect on Equalnet since the date of this Agreement. Orix shall have received certificates, dated as the date hereof, of the CEO and President and Chief Financial Officer of Equalnet, certifying the foregoing.

     (g) The representations and warranties of Equalnet and Merger Sub shall be true and correct in all material respects when made on the date hereof and at the Effective Time (unless they specifically relate to an earlier date, in which case they shall be true and correct as of such earlier date). Equalnet and Merger Sub shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed and complied in all material respects with by them prior to the Effective Time. The president of Equalnet shall have delivered to Orix a certificate dated as of the Effective Time, certifying to the foregoing.

     (h) All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be reasonably satisfactory in form and substance to Orix and Orix's counsel, and Equalnet shall have made available to Orix for examination the originals or true, complete and correct copies of all records and documents relating to the business and affairs of Equalnet that Orix may reasonably request in connection with said transaction.

     (i) Equalnet shall not have restated any of its consolidated balance sheets, consolidated statements of operations, consolidated statements of shareholders' equity or consolidated statements of cash flows.

     (j) The number of Shares voted against the Merger by stockholders who thereafter exercise their rights as dissenting stockholders under the NGCL shall not exceed 10 percent of the Shares outstanding on the Closing Date.

     (k) Orix shall be satisfied, in its sole discretion, with the results of the investigations by its employees, accountants, financing sources, agents and representatives of the books, records, documents, properties and other information of Equalnet and its Subsidiaries, it being understood that unless Orix shall have notified Equalnet that this condition is not satisfied within 60 days of the date of this Agreement, this condition shall be deemed satisfied provided, further, it is understood that in connection with its due diligence Orix shall have the right to review all Commission Filings and all other information (including, without limitation, all disclosure schedules) provided to Orix or any of its Affiliates on or prior to the date hereof and Orix shall still be entitled to determine that it is not satisfied with its due diligence notwithstanding that Orix may have already been aware of the facts or circumstances giving rise to its dissatisfaction.

     (l) Equalnet shall have responded to comment letters and other enquiries from the Staff of the Commission with respect to the Commission Filings, the 1999 10-Q or any other materials, which responses shall be satisfactory to Orix, in its sole discretion.

     (m) Orix shall be satisfied, in its sole discretion, with the effect that any response to comment letters and other enquiries from the Commission with respect to the Commission Filings, the 1999 10-Q or any other materials, or any action required to be taken by Equalnet and/or any of its Subsidiaries in connection therewith, shall have on Equalnet's reporting obligations, any financial statements of Equalnet or any registration statements relating to any securities of Equalnet or on Equalnet's previously filed Commission Filings.

                                 ARTICLE VIII

                   CONDITIONS TO CONSUMMATION OF THE MERGER BY
                            EQUALNET AND MERGER SUB

     8.1  CONDITIONS TO OBLIGATION OF EACH OF EQUALNET AND MERGER SUB TO
EFFECT THE MERGER. The obligation of each of Equalnet and Merger Sub to effect the Merger shall be further subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the stockholders of Orix and Equalnet in accordance with applicable law.

     (b) No preliminary or permanent injunction or other order by any federal, state or foreign court of competent jurisdiction which prohibits the consummation of the Merger shall have been issued and remain in effect. No statute, rule, regulation, executive order, stay, decree, or judgment shall have been enacted, entered, issued, promulgated or enforced by any court or governmental authority which prohibits or restricts the consummation of the Merger. All Consents which are necessary for the consummation of the Merger, shall have been filed, occurred or been obtained and all Requisite Regulatory Approvals shall be in full force and effect.

     (c) The representations and warranties of Orix shall be true and correct in all material respects when made on the date hereof and as of the Effective Time (unless they specifically relate to an earlier date, in which case they shall be true and correct as of such earlier date). Orix shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed and complied with by it prior to the Effective Time. The president of Orix shall have delivered to Equalnet a certificate, dated as of the Effective Time, certifying to the foregoing.

     (d) The monthly average gross revenues of Orix and its Subsidiaries for the period commencing June 1, 1999 and ending on the last day of the month immediately preceding the Closing Date shall be equal to, or in excess of, $1,000,000.

     (e)  Orix shall have provided appropriate comfort to Equalnet
(including written comfort from the stockholders of Orix) that the issuance of securities in connection with the Merger shall not cause Equalnet to breach the Securities Act.

     (f) So long as Equalnet has complied with its obligations under the Stock Subscription Agreement, the second increment of the Option (as defined in the Stock Subscription Agreement) granted pursuant to Section 4.1 of the Stock Subscription Agreement shall have been exercised.

                                  ARTICLE IX

                      TERMINATION, AMENDMENT AND WAIVER

     9.1 TERMINATION. This Agreement may be terminated and the Merger contemplated hereby abandoned at any time prior to the Effective Time, whether before or after approval by the stockholders of any party:

     (a)  By mutual written consent of Equalnet and Orix.

     (b) By either Equalnet or Orix if the Merger shall not have been consummated on or before December 31, 1999.

     (c) By Orix if there shall have been any material breach of an obligation of Equalnet hereunder and, if such breach is curable, such breach shall not have been remedied within ten (10) days after receipt by Equalnet, of notice in writing from Orix specifying such breach and requesting that it be remedied.

     (d) By Equalnet if there shall have been any material breach of an obligation of Orix hereunder and, if such breach is curable, such breach shall not have been remedied within ten (10) days after receipt by Orix, of notice in writing from Equalnet specifying such breach and requesting that it be remedied.

     (e) By either Equalnet or Orix if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or any other action shall have become final and non-appealable.

     (f) By Equalnet on or after July 31, 1999 if Orix has not obtained the requisite approval of its stockholders with respect to the transactions contemplated hereby by such date unless Equalnet at such time is in material breach of its obligations hereunder.

     (g) By Orix on or after August 31, 1999 if Equalnet shall not have obtained the requisite approval of its stockholders with respect to the transactions contemplated hereby unless Orix at such time is in material breach of its obligations hereunder.

     (h) By Orix within sixty (60) days of this Agreement should Orix determine in its sole discretion that the condition in Section 7.1(k) has not been satisfied.

     (i) By Equalnet if on or prior to the 60th day of this Agreement Orix has not exercised its option to purchase an additional $750,000 of Equalnet Shares in accordance with the Stock Subscription Agreement so long as on such date, Equalnet is in compliance with all of its obligations under the Stock Subscription Agreement and the Merger Agreement and all conditions required to be satisfied by Equalnet in connection with the exercise by Orix of the option shall have been satisfied, including without limitation the delivery of sufficient proxies pursuant to Section 4.4 (ix) of the Stock Subscription Agreement; provided however Equalnet must exercise its rights under this Section 9.1(i) within three Business Days of the date on which Orix has notified Equalnet in writing that it does not intend to exercise such option.

     9.2 EFFECT OF TERMINATION. (a) In the event of termination of this Agreement as provided above, this Agreement shall forthwith become of no further effect and, except for a termination resulting from a breach by a party of any of its obligations under this Agreement, there shall be no liability or obligation on the part of Equalnet or Orix or their respective officers or directors (except as set forth in Section 6.10 and Section 9.2(b) hereof which shall survive the termination). Nothing contained in this Section 9.2 shall relieve any party from liability for breach of this Agreement that results in termination of this Agreement. Upon request therefor, each party shall redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing same.

     (b)  In the event that this Agreement is terminated in accordance with
Section 9.1 (other than in accordance with Section 9.1(d)), then Equalnet agrees to pay to Orix an amount of cash equal to the amount of cash paid for the securities purchased by Infinity and IEO pursuant to the Stock Subscription Agreement. The payment described in the immediately preceding sentence shall be in addition to any other rights or remedies which Orix may have as a result of Equalnet's breach of this Agreement.

     9.3 AMENDMENT. This Agreement may be amended by action taken at any time before or after approval hereof by the stockholders of Equalnet and, after such approval, no amendment shall be made which alters the Exchange Ratio or which in any way materially adversely affects the rights of such stockholders or which require stockholder approval by law or pursuant to NSCM rules, without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     9.4 WAIVER. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) except as may be required by law, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

     9.5 AGREEMENT TO NEGOTIATE. In the event that the condition set forth in Section 8.1(d) is not satisfied or waived on or prior to the Closing, the parties agree to negotiate in good faith for a period of forty-five (45) days to modify the amount of the Aggregate Consideration in order to effect the Merger.

                                   ARTICLE X

                               GENERAL PROVISIONS

     10.1 NOTICES. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by telex or telecopy or mailed by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          If to Equalnet, to:

               Notice Address:

               Equalnet Communications Corp.
               1250 Wood Branch Park Drive
               Houston, Texas  77079
               Attention:   Mitchell H. Bodian
               Telephone:  (281) 529-4602
               Telecopier:  (281) 529-4650

          with a copy to:

               Weil, Gotshal & Manges LLP
               700 Louisiana, Suite 1600
               Houston, Texas  77002
               Attention:   Charles E. Harrel
               Telephone:  (713) 546-5000
               Telecopier:  (713) 224-9511

          If to Orix, to:

               e.Volve Technology Group, Inc.
               1771 East Flamingo Road
               Building B, Suite 200
               Las Vegas, Nevada  89119
               Attention:   Steven Loglisci
               Telephone:  (702) 792-2500
               Telecopier:  (702) 792-3313

          with a copy to:

               White & Case LLP
               200 S. Biscayne Blvd. Suite 4900
               Miami, FL 33131
               Attn:  Thomas E. Lauria
               Fax:  (305) 358-5744

     10.2 DESCRIPTIVE HEADINGS. The headings contained in this Agreement are for reference purposes only the and shall not affect in any way the meaning or interpretation of this Agreement.

     10.3 ENTIRE AGREEMENT; ASSIGNMENT. This Agreement (including the Schedules, Exhibits and other documents and instruments referred to herein) (a) constitute the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them, with respect to the subject matter hereof, (b) are not intended to confer upon any other person any rights or remedies hereunder, and (c) shall not be assigned by operation of law or otherwise.

     10.4 GOVERNING LAW. Except to the extent that the laws of the State of Texas or Nevada or any other jurisdiction are mandatorily applicable, this Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the provisions thereof relating to conflicts of law.

     10.5 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

     10.6 VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not effect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

     10.7 INVESTIGATION. The representations and warranties contained herein or in the certificates or other documents delivered prior to the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto.

     10.8 THIRD PARTY BENEFICIARIES. Nothing in this Agreement, express or implied, is intended or shall be construed to create any third party beneficiaries.

                                  ARTICLE XI

                             CERTAIN DEFINITIONS

     "Acquisition Proposal" shall have the meaning set forth in Section
6.7(b).

     "Affiliate" of any Person shall mean any Person directly or indirectly controlling, controlled by, or under common control with, such Person; PROVIDED THAT, for the purposes of this definition, "control" (including with correlative meanings, the terms "controlled by" and "under common control with""), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and polices of such Person, whether through the ownership of voting securities or partnership interests, by contract or otherwise.

     "Aggregate Consideration" shall have the meaning set forth in Section
3.1.

     "Agreed Shares" shall mean those Equalnet Shares issued in settlement of claims or litigation between Equalnet and Greyrock Credit Equalnet and S.A. Tel and Equalnet and Qwest so long as the terms of settlement of any such litigation shall, in each case, be reasonably satisfactory to Orix. Agreed Shares shall also include those Equalnet Shares issuable pursuant to the $20,000,000 "earnout" provisions contained in the merger agreement with Intellesis and the ACMI Asset Purchase Agreement; PROVIDED, HOWEVER, that such Agreed Shares shall not include Equalnet Shares already issued or issued prior to the Effective Time pursuant to such "earnout" provisions or Equalnet Shares not yet issued in connection with such acquisition solely due to the need for the approval of the stockholders of Equalnet for such issuance, or any reverse stock split.

     "Agreement" shall have the meaning set forth in the preamble hereto.

     "Certificates" shall have the meaning set forth in Section 3.2.

     "Claims" shall have the meaning set forth in Section 4.16.

     "Closing" shall have the meaning set forth in Section 3.7.

     "Closing Date" shall have the meaning set forth in Section 3.7.

     "Code" shall have the meaning set forth in the third recital hereto.

     "Commission" shall mean the Securities and Exchange Commission.

     "Commission Filings" shall have the meaning set forth in Section 4.5.

     "Consents" shall have the meaning set forth in Section 7.1.

     "Convertible Note" shall have the meaning set forth in Section 6.8.

     "Dissenting Stockholders" shall have the meaning set forth in Section
3.5.

     "Effective Time" shall have the meaning set forth in Section 1.2.

     "Environmental Claims" shall have the meaning set forth in Section 4.16.

     "Environmental Law" shall have the meaning set forth in Section 4.16.

     "Equalnet" shall have the meaning set forth in the first recital hereto.

     "Equalnet Disclosure Letter" shall mean the disclosure letter addressed to Orix executed and delivered contemporaneously with the execution and delivery of this Agreement.

     "Equalnet Employee Benefit Plan" shall have the meaning set forth in
Section 4.10.

     "Equalnet Financial Statements" shall have the meaning set forth in
Section 4.5.

     "Equalnet Intellectual Property" shall have the meaning set forth in
Section 4.14.

     "Equalnet Permits" shall have the meaning set forth in Section 4.8.

     "Equalnet Property" shall have the meaning set forth in Section 4.16.

     "Equalnet Returns" shall have the meaning set forth in Section 4.12.

     "Equalnet Shares" shall have the meaning set forth in the fourth recital hereto.

     "ERISA" shall have the meaning set forth in Section 4.10.

     "Exchange Act" shall mean the Securities and Exchange Act of 1934, as amended.

     "Exchange Ratio" shall have the meaning set forth in Section 3.1.

     "GAAP" shall mean generally accepted accounting principles of the United States of America, as in effect from time to time.

     "Hazardous Materials" shall have the meaning set forth in Section 4.16.

     "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "IEO" shall have the meaning set forth in fourth recital hereto.

     "Infinity" shall have the meaning set forth in the fourth recital hereto.

     "Irrevocable Proxy Agreements" shall have the meaning set forth in the fourth recital hereto.

     "Material Adverse Effect", with respect to any Person, shall mean a material adverse effect on the business, assets, liabilities, results of operations, condition (financial or otherwise) or prospects of such Person and its Subsidiaries, taken as a whole.

     "Merger" shall have the meaning set forth in the second recital hereto.

     "Merger Consideration" shall have the meaning set forth in Section 3.1.

     "Merger Sub" shall have the meaning set forth in the first recital hereto.

     "Multiemployer Plan" shall have the meaning set forth in Section 4.10.

     "NGCL" shall have the meaning set forth in Section 1.1.

     "NSCM" shall have the meaning set forth in the third recital thereto.

     "Orix" shall have the meaning set forth in the first recital hereto.

     "Orix Disclosure Letter" shall mean the disclosure letter addressed to Equalnet executed and delivered contemporaneously with the execution and delivery of this Agreement.

     "Orix Employee Benefit Plan" shall have the meaning set forth in Section 5.10.

     "Orix Financial Statements" shall have the meaning set forth in Section
5.5.

     "Orix Intellectual Property" shall have the meaning set forth in Section 5.14.

     "Orix Permits" shall have the meaning set forth in Section 5.8.

     "Orix Property" shall have the meaning set forth in Section 5.16.

     "Orix Returns" shall have the meaning set forth in Section 5.12.

     "Orix Systems" shall have the meaning set forth in Section 5.19.

     "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, a group and a government or other department or agency thereof.

     "Proxy Statement" shall have the meaning set forth in Section 4.4.

     "Release" shall have the meaning set forth in Section 4.16.

     "Requisite Regulatory Approvals" shall have the meaning set forth in
Section 7.1.

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Share" shall have the meaning set forth in Section 3.1.

     "Stock Subscription Agreement" shall have the meaning set forth in the fifth recital clause.

     "Stockholders' Meeting" shall have the meaning set forth in Section 6.4.

     "Subsidiary" with respect to any Person, shall mean and include (x) any partnership of which the Person or any Subsidiary is a general partner or (y) any other entity in which the Person or any of its Subsidiaries owns or has the power to vote 50% or more of the equity interests in such entity having general voting power to participate in the election of the governing body of such entity.

     "Surviving Corporation" shall have the meaning set forth in Section 1.1.

     "Taxes" shall have the meaning set forth in Section 4.12.

     "WARN" shall mean the Federal Workers Adjustment Retraining and Notification Act.

     "Year 2000 Compliance" shall have the meaning set forth in Section 4.19.

     IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.


                                        e.VOLVE TECHNOLOGY GROUP, INC.

                                        By: /s/ Steven Reno Loglisci
                                           ------------------------------------
                                             Name:  Steven Reno Loglisci
                                             Title: President


                                        EQUALNET COMMUNICATIONS CORP.

                                        By: /s/ Mitchell H. Bodian
                                           ------------------------------------
                                             Name:  Mitchell H. Bodian
                                             Title: Chief Executive Officer


                                        EQUALNET ACQUISITION CORPORATION

                                        By: /s/ Mitchell H. Bodian
                                           ------------------------------------
                                             Name:  Mitchell H. Bodian
                                             Title: Chief Executive Officer



                                     -40-